UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              SCHEDULE 13G

               UNDER THE SECURITIES EXCHANGE ACT OF 1934
                     (Amendment No. 1)

CULLEN/FROST BANKERS, INC.
(NAME OF ISSUER)
COMMON STOCK
(TITLE CLASS OF SECURITIES)
229899109
(CUSIP NUMBER)

CHECK THE FOLLOWING BOX IF A FEE IS BEING PAID WITH THIS STATEMENT.__(A FEE IS NOT REQUIRED ONLY IF THE FILING PERSON: (1) HAS A PREVIOUS STATEMENT ON FILE REPORTING BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES DESCRIBED IN ITEM 1; AND (2) HAS FILED NO AMENDMENT SUBSEQUENT THERETO REPORTING BENEFICIAL OWNERSHIP OF FIVE PERCENT OR LESS OF SUCH CLASS.) (SEE RULE 13D-7).

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).















CUSIP NO. 229899109                     13G                PAGE 2A OF 5
PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
     Trustees of General Electric Pension Trust
     I.R.S. #14-6015763


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B X_
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    New York State

5.  SOLE VOTING POWER
    549,633 SHARES
6.  SHARED VOTING POWER
    0 SHARES


7.  SOLE DISPOSITIVE POWER
    549,633 SHARES
8.  SHARED DISPOSITIVE POWER
    0 SHARES


 9. AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    549,633

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES* [X)

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      4.9% or if each Reporting Person is deemed to be a group, 5.1%

12.  TYPE OF REPORTING PERSON*
     EP
CUSIP NO.  229899109                 13G                PAGE 2B OF 5
PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
     General Electric Investment Corporation, as Investment Adviser to certain entities and accounts
     I.R.S. #22-2152310


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B X_
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

5.  SOLE VOTING POWER
    10,541 SHARES
6.  SHARED VOTING POWER
    0 SHARES
7.  SOLE DISPOSITIVE POWER
    10,541 SHARES
8.  SHARED DISPOSITIVE POWER
    0 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    10,541 SHARES

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES* [X]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    .1% or if each Reporting Person is deemed to be a group, 5.5%

12. TYPE OF REPORTING PERSON*
    IA
CUSIP NO. 229899109                     13G                PAGE 2C OF 5
PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
     GE Investment Management Incorporated, as Investment
     Adviser to certain entities and accounts
     I.R.S. #06-1238874



2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B X_
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
5.  SOLE VOTING POWER
    3,767 SHARES
6.  SHARED VOTING POWER
    0 SHARES
7.  SOLE DISPOSITIVE POWER
    3,767 SHARES
8.  SHARED DISPOSITIVE POWER
    0 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    3,767 SHARES

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES* [X]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .1% or if each Reporting Person is deemed to be a group, 5.1%

12. TYPE OF REPORTING PERSON*
    IA
                         SCHEDULE 13G        PAGE 3 OF 5 PAGES

     INTRODUCTORY NOTE: Trustees of General Electric Pension Trust ("GEPT"), an employee pension fund subject to the Employee Retirement Income Security Act of 1974, owns beneficially 549,633 shares of the Common Stock (the "Common Stock") of Cullen/Frost Bankers, Inc. General Electric Investment Corporation ("GEIC") is an Investment Adviser (registered under the Investment Advisers Act of 1940) to GEPT. GEIC, as an Investment Adviser to certain entities and accounts other than GEPT, may be deemed the beneficial owner of 10,541 shares of Common Stock owned by such entities or accounts. GE Investment Management Incorporated ("GEIM"), as an Investment Adviser (registered under the Investment Advisers Act of 1940) to certain entities and accounts, may be deemed the beneficial owner of 3,767 shares of Common Stock owned by such entities or accounts. GEPT, GEIC and GEIM each expressly disclaim beneficial ownership of shares of Common Stock owned by filing persons other than itself. GEPT, GEIC and GEIM expressly disclaim that they are members of a "group".

ITEM 1.
     (A)  NAME OF ISSUER
          Cullen/Frost Bankers,Inc.

     (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
          100 West Houston Street
          P.O. Box 1600
          San Antonio, TX 78205

ITEM 2.

     (A)  NAME OF PERSON FILING
          Trustees of General Electric Pension Trust
          General Electric Investment Corporation, as Investment Adviser to certain entities and accounts
          GE Investment Management Incorporated, as Investment Adviser to certain entities and accounts
          (See Schedule I and II)

     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
          RESIDENCE
          The address of the principal office of each of Trustees of General Electric Pension Trust, General Electric Investment Corporation and GE Investment Management Incorporated is 3003 Summer Street, Stamford, Connecticut 06904


     (C)  CITIZENSHIP
          Trustees of General Electric Pension Trust - New York; General Electric Investment Corporation - Delaware; GE Investment Management Incorporated - Delaware



                                                  PAGE 4 of 5 PAGES
     (D)  TITLE CLASS OF SECURITIES

          COMMON STOCK


     (E)  CUSIP NUMBER
          229899109


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (H)  _X_  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


ITEM 4. OWNERSHIP
          (See cover pages and introductory note)

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
          NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.
          NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY
          NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
          NOT APPLICABLE
                                  PAGE 5 OF 5 PAGES

ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.




































                         SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.



                         TRUSTEES OF GENERAL ELECTRIC PENSION TRUST




                          By: /s/ Donald W. Torey
                              Donald W. Torey, Trustee

Dated: February 9, 1995
































                           SIGNATURE



       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                             GENERAL ELECTRIC INVESTMENT CORPORATION, as Investment Adviser to certain entities and accounts


                             By: /s/ Donald W. Torey
                              Donald W. Torey
                             Executive Vice President



Dated: February 9, 1995































SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               GE INVESTMENT MANAGEMENT INCORPORATED,
                              as Investment Adviser to certain
                              entities and accounts


                               By: /s/ Donald W. Torey
                               Donald W. Torey
                              Executive Vice President



Dated: February 9, 1995
































                           SCHEDULE I

                           TRUSTEES OF
                     GENERAL ELECTRIC PE            NSION TRUST

                           3003 Summer Street,           P.O. Box 7900
Stamford, Connectic             ut 06904

                The names of the Trustees of General Electric Pension Trust are as follows:

                           DALE F. FREY

                           EUGENE K. BOLTON

                           MICHAEL J. COSGROVE

                           RALPH R. LAYMAN

                           ALAN M. LEWIS

                           JOHN H. MYERS

                           DONALD W. TOREY


























                           SCHEDULE II

                           JOINT FILING AGREEM                ENT

    This will confirm the agreement by and among all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of Cullen/Frost Bankers, Inc. is being filed on behalf of each of the undersigned. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 9, 1995           TRUSTEES OF GENERAL ELECTRIC
                                  PENSION TRUST


                                  By:   /s/ Donald W. Torey
                                        Donald W. Torey
                                        Trustee


                                  GENERAL ELECTRIC INVESTMENT
                                  CORPORATION, as Investment Adviser
                                  to certain entities and accounts


                                  By:   /s/ Donald W. Torey
                                        Donald W. Torey
                                        Executive Vice President


                                  GE INVESTMENT MANAGEMENT
                                  INCORPORATED, as Investment Adviser
                                  to certain entities and accounts


                                  By:   /s/ Donald W. Torey
                                        Donald W. Torey
                                        Executive Vice President